Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK                                FOR IMMEDIATE RELEASE

CONTACT:  Sard Verbinnen & Co
          Paul Caminiti/Victoria Hofstad/Chris Kittredge
          212/687-8080


        HAMPSHIRE EXTENDS CREDIT FACILITY EXPIRATION TO DECEMBER 31, 2007

Anderson, SC, March 30, 2007... Hampshire Group, Limited (Pink Sheets: HAMP) today announced that it has entered into an amendment and waiver to its credit facility that provides for an extension of the credit facility's term to December 31, 2007 and a postponement of the Company's requirement to deliver certain of its financial statements to its lenders.

Pursuant to the amendment and waiver, the Company must deliver its financial statements for the years ended December 31, 2003, 2004 and 2005 no later than May 31, 2007, financial statements for the quarters ended April 1, July 1 and September 30, 2006 and year ended December 31, 2006 no later than July 30, 2007, financial statements for the quarter ended March 31, 2007 no later than August 27, 2007 and financial statements for the quarter ended June 30, 2007 no later than September 24, 2007. The Company anticipates filing with the Securities and Exchange Commission the periodic report corresponding to each of the above periods concurrently with the delivery of the financial statements to its lenders.

The previously announced investigation by the Audit Committee of the Company's Board of Directors is continuing. There can be no assurance that additional issues will not be identified in the course of the investigation, and these issues may be material. If identified, the matters could further delay the issuance of the financial statements or result in additional restatements.

As of March 28, 2007, Hampshire had cash on hand of approximately $56.6 million and $38.5 million in letters of credit outstanding under its credit facility. No other borrowings are outstanding under the credit facility. Based on its most recent borrowing base calculation as of March 3, 2007, Hampshire has a total availability of $58.6 million excluding outstanding letters of credit.

Michael Culang, interim Chief Executive Officer, stated: "I am gratified and pleased that the Company's lenders have demonstrated their continued commitment to us by agreeing to this extension and waiver. This is a testament to our continued financial strength and performance to date. The extension of the expiration of the current credit facility will enable the Company's senior management to continue to focus on completing the restatement in a timely manner."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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           Cautionary Disclosure Regarding Forward-Looking Statements


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This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.